Exhibit 3.1

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

of

USA COMPRESSION PARTNERS, LP

A Delaware limited partnership

Dated as of April 2, 2018

i

Article XIV.
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1	Authority	100
Section 14.2	Procedure for Merger, Consolidation or Conversion	100
Section 14.3	Approval by Limited Partners	102
Section 14.4	Certificate of Merger or Certificate of Conversion	103
Section 14.5	Effect of Merger, Consolidation or Conversion	103

Article XV.
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests	105

Article XVI.
GENERAL PROVISIONS

Section 16.1	Addresses and Notices; Written Communications	106
Section 16.2	Further Action	107
Section 16.3	Binding Effect	107
Section 16.4	Integration	107
Section 16.5	Creditors	107
Section 16.6	Waiver	107
Section 16.7	Third-Party Beneficiaries	107
Section 16.8	Counterparts	107
Section 16.9	Applicable Law; Forum, Venue and Jurisdiction	107
Section 16.10	Invalidity of Provisions	109
Section 16.11	Consent of Partners	109
Section 16.12	Facsimile Signatures	109

Exhibit A	-	Certificate Evidencing Common Units Representing Limited Partner Interests in USA Compression Partners, LP

Exhibit B	-	Restrictions on Transfer of Series A Preferred Units

SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, dated as of April 2, 2018, is entered into by and among USA Compression GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 18, 2013 (the “2013 Agreement”);

WHEREAS, the Partnership has entered into a Contribution Agreement, dated as of January 15, 2018 (the “CDM Contribution Agreement”), among the Partnership, ETP, Energy Transfer Partners GP, L.P., ETC Compression, LLC and solely for purposes of Section 5.18(b) and Section 10.1 thereof, ETE, pursuant to which, among other things, ETC Compression, LLC will contribute all of the outstanding limited liability company interests in CDM Resource Management LLC, a Delaware limited liability company, and CDM Environmental & Technical Services LLC, a Delaware limited liability company, to the Partnership, in exchange for a combination of cash, Common Units and units of a new class of Partnership Interest to be designated as “Class B Units” with the rights and privileges and such other terms as are set forth in this Agreement;

WHEREAS, the General Partner has determined that the creation of the Class B Units (as defined below) will be in the best interests of the Partnership;

WHEREAS, the issuance of the Class B Units complies with the requirements of the 2013 Agreement;

WHEREAS, the Partnership, the General Partner and ETE have entered into that certain Equity Restructuring Agreement, dated as of January 15, 2018 (the “Equity Restructuring Agreement”), pursuant to which (i) all of the outstanding Incentive Distribution Rights (as defined in the 2013 Agreement) will be cancelled and (ii) the General Partner Interest (as defined in the 2013 Agreement) will be converted into a non-economic general partner interest in the Partnership, and in exchange, the Partnership will issue a total of 8,000,000 Common Units to the General Partner;

WHEREAS, the transactions contemplated by the Equity Restructuring Agreement are conditional upon, and shall be effective immediately following, the transactions contemplated by the Contribution Agreement;

WHEREAS, pursuant to the Equity Restructuring Agreement, the 2013 Agreement is required to be amended to reflect the cancellation of the Incentive Distribution Rights and the conversion of the General Partner Interest into a non-economic general partner interest; and

WHEREAS, the General Partner desires to amend and restate the 2013 Agreement in its entirety to provide for (i) a new class of convertible preferred securities, (ii) a new class of warrants

(iii) the Class B Units, (iv) the creation of the non-economic General Partner Interest and (v) such other changes as the General Partner has determined are necessary and appropriate in connection with the issuance of such securities and/or do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend and restate the 2013 Agreement, pursuant to its authority under Section 13.1 of the 2013 Agreement, to provide, in its entirety, as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                                    Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2013 Agreement” is defined in the recitals of this Agreement.

“2018 Warrants” means the warrants to purchase Common Units issued pursuant to the Series A Purchase Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing or expanding, for a period exceeding the short-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction.  For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement, with respect to any Person that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Person or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such first Person. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner.  The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)                                 the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the

Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)                                 the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 5.12 or distributions to the holders of Common Units in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Board Representation Agreement” means that certain Board Representation Agreement dated as of the date hereof, by and among ETE, the Partnership, the General Partner and EIG Veteran Equity Aggregator, L.P.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5.  The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase for a period longer than the short-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction.  For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, in each case issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.13(d)) is defined in Section 7.13(d).

“Class B Conversion Date” is defined in Section 5.13(b).

“Class B Unit” means a Partnership Interest having the rights and obligations specified with respect to Class B Units in this Agreement. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include a Series A Preferred Unit or a Class B Unit, in each case, prior to conversion into a Common Unit pursuant to the terms hereof, or a 2018 Warrant.

“Competitor” means any direct competitor of the Partnership, a substantial portion of whose operating business involves gas compression in the United States (and, for the avoidance of doubt, excluding any Person that is an investment fund, investment account, investment company or other financial sponsor whose primary business involves equity or debt investing) and who is included in the list provided to the Purchasers on the date of execution of the Series A Purchase Agreement, as such list may be supplemented from time to time by the Board of Directors acting in good faith to include additional such competitors; provided that any such supplement is delivered in writing to the Series A Preferred Unitholders.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Consenting Party” or “Consenting Parties” is defined in Section 16.9(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Unit” is defined in Section 6.1(d)(xiii).

“Converted Series A Preferred Unit” is defined in Section 5.12(b)(vi)(D).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Default Effective Date” is defined in Section 5.12(b)(i)(B).

“Deficiency Rate” is defined in Section 5.12(b)(i)(B).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Equity Restructuring Agreement” is defined in the recitals of this Agreement.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETP” means  Energy Transfer Partners, L.P., a Delaware limited partnership.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Distribution” is defined in Section 6.1(d)(iii).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures.  Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of.  Debt incurred to fund such construction period interest payments or to fund distributions on equity issued to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement.  Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“General Partner” means USA Compression GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of cash, property or other assets of the Partnership upon the liquidation or winding-up of the Partnership or otherwise.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company or operating agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates or the price of hydrocarbons, other than for speculative purposes.

“Holder” as used in Section 7.13, is defined in Section 7.13(a).

“Indebtedness” has the meaning assigned to such term in the Revolving Credit Agreement as of the Series A Issuance Date, but including any amendments and/or modifications thereto pursuant to the Revolving Credit Agreement following the Series A Issuance Date for so long as (a) such amendments and/or modifications are made at a time that the Revolving Credit Agreement is regulated by the Office of the Comptroller of the Currency (or successor agency thereto) and the lenders thereunder, the majority of which are commercial banks, have committed at least $500 million of available capital under the Revolving Credit Agreement, (b) such amendments and/or modifications are permitted under the Revolving Credit Facility and (c) such amendments and/or modifications expressly state they are being made in connection with acquisitions or material growth projects. For the avoidance of doubt, the Series A Preferred Units shall not be treated as Indebtedness.

“Indemnified Persons” is defined in Section 7.13(d).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Unit” means a Common Unit sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters in the Initial Offering); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Leverage Ratio” has the meaning assigned to such term in the Revolving Credit Agreement as of the Series A Issuance Date, but including any amendments and/or modifications thereto pursuant to the Revolving Credit Agreement following the Series A Issuance Date for so long as (a) such amendments and/or modifications are made at a time that the Revolving Credit Agreement is regulated by the Office of the Comptroller of the Currency (or successor agency thereto) and the lenders thereunder, the majority of which are commercial banks, have committed at least $500 million of available capital under the Revolving Credit Agreement, (b) such amendments and/or modifications are permitted under the Revolving Credit Facility and (c) such amendments and/or modifications expressly state they are being made in connection with acquisitions or material growth projects.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person that is a limited partner of the Partnership upon the effectiveness of this Agreement, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership. For purposes of the Delaware Act, the Limited Partners shall constitute a single class or group of limited partners.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Common Units, Class B Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity and/or operating income of the Partnership Group.  Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures.  For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Merger Agreement” is defined in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Ongoing Default Trigger” is defined in Section 5.12(b)(iii)(H).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), officer compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance Capital Expenditures, subject to the following:

(a)           repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)           payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c)           Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)           the sum of (i) $36,600,000, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid on equity issued, other than equity issued on the Closing Date, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued on the Closing Date, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

(b)           the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.  Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Other Entity” is defined in Section 14.1.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be voted on any matter and such Partnership Interests shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class or group of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, at or prior to such acquisition, the General Partner, acting in its sole discretion, shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that, at or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iv) the Series A Purchasers with respect to their ownership (beneficial or record) of the Series A Preferred Units, Common Units issued upon exercise of the 2018 Warrants or Series A Conversion Units, (v) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders as a separate class, (vi) the Person or Group who acquired the Class B Units pursuant to the CDM Contribution Agreement with respect to their ownership (beneficial or record) of the Class B Units or Common Units issued upon conversion of Class B Units, or (vii) any Unitholder of a Class B Unit in connection with any vote, consent or approval of the Class B Units as a separate class.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means USA Compression Partners, LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner Interest, a management interest) in the Partnership (but excluding any options, rights, warrants, appreciation rights and phantom or tracking interests relating to an equity interest in the Partnership), including the General Partner Interest, Series A Preferred Units, Class B Units and Common Units.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b) (2) and 1.704-2(d).

“Partnership Restructuring Event” means (i) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest or the equity interests of the General Partner or its Affiliates, provided that the principal parties thereto are the Partnership, ETE, ETP and/or their respective Affiliates and the common equity of the Partnership or its successor entity remains listed on a National Securities Exchange following such transaction and such transaction does not otherwise constitute a Series A Change of Control; and (ii) the direct or indirect acquisition of all or a portion of the limited liability company interests in the General Partner by the Partnership or a Subsidiary of the

Partnership, including the GP Contribution or Automatic GP Contribution (each as defined in the Equity Restructuring Agreement).

“Payment Default” is defined in Section 5.12(b)(i)(B).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units (other than with respect to the Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units (excluding Series A Preferred Units) held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.  The Percentage Interest with respect to the General Partner Interest and a Series A Preferred Unit shall at all times be zero.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or replacement of, or the proceeds of which are used to refinance, any other Indebtedness or Indebtedness representing the extension, refinancing, or renewal thereof (the “Refinanced Indebtedness”); provided that: (a) if such Refinanced Indebtedness is in the form of either an asset based loan or a revolving based loan, then such New Debt is in the form of either an asset based loan or a revolving based loan and a majority of the lenders thereunder are commercial banks; (b) such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any reasonable fees and expenses, including reasonable premiums, related to such exchange or refinancing; (c) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness; (d) such New Debt contains covenants, events of default, guarantees and other terms which (i) (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness) are “market” terms as determined on the date of issuance or incurrence and (ii) do not impose any covenants or other restrictions that would limit the Partnership’s ability to pay Series A Quarterly Distributions to an extent more restrictive than those covenants and restrictions contained in the Revolving Credit Agreement; and (e) if such Refinanced Indebtedness is in a form other than an asset based loan or revolving based loan, then the all-in-yield associated with such New Debt is not in excess of 3.0% higher than the all-in-yield of such Refinanced Indebtedness.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-174803) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Revolving Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of December 13, 2013, among the Partnership, as a guarantor, USA Compression Partners, LLC and USAC Leasing, LLC, as borrowers, the lenders party thereto from time to time, the guarantors party thereto from time to time, and JPMorgan Chase Bank, N.A., as LC issuer and as agent (as such agreement may be amended, restated, supplemented, or otherwise modified, unless otherwise specified herein).

“Sale Gain” means the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or series of related transactions.

“Sale Loss” means the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or series of related transactions.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Change of Control” means the occurrence of any of the following:

(a)                                 the acquisition, directly or indirectly (including by merger, consolidation, conversion, business combination or otherwise), of 50% or more of the voting interests of the General Partner or, if the Limited Partners are entitled to vote on the election of the directors of the General Partner, more than 50% of the Limited Partner Interests (in each case as measured by voting power rather than the number of shares, units or the like) or the General Partner Interest by a Person or group that is not an Affiliate of ETE or ETP as of the Series A Issuance Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors;

(b)                                 any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership Group;

(c)                                  the merger of the Partnership into another entity following which the Partnership’s Common Units are no longer publicly traded;

(d)                                 the removal of the General Partner as general partner of the Partnership by the Limited Partners, except where the successor General Partner is an Affiliate of ETE or ETP; or

(e)                                  (x) the General Partner, ETP, ETE and their respective Affiliates beneficially owning 80% or more of the Common Units then Outstanding in the aggregate and (y) the aggregate value of all Common Units then Outstanding and listed on a National Securities Exchange that are not beneficially owned by the General Partner, ETP, ETE or their respective Affiliates being less than $300,000,000 (based on the Average VWAP for the 30 consecutive Trading Days ending immediately prior to the date of determination);

provided, however, that, notwithstanding the foregoing, a Partnership Restructuring Event will not be deemed to constitute a Series A Change of Control.

“Series A Change of Control Notice” is defined in Section 5.12(b)(vii)(A).

“Series A Conversion Notice” is defined in Section 5.12(b)(vi)(B).

“Series A Conversion Notice Date” is defined in Section 5.12(b)(vi)(B).

“Series A Conversion Rate” means, as adjusted pursuant to Section 5.12(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to the Series A Issue Price plus Series A Unpaid Distributions in respect of such Series A Preferred Unit divided by $20.0115 for each Series A Preferred Unit.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Distribution Amount” means an amount per Quarter per Series A Preferred Unit equal to $24.375; provided, further that the Series A Distribution Amount may be adjusted pursuant to Section 5.12(b)(i)(B). Notwithstanding the foregoing, the Series A Distribution Amount for the Quarter ending June 30, 2018 shall be prorated for such period, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter.

“Series A Distribution Payment Date” is defined in Section 5.12(b)(i)(A).

“Series A Forced Redemption Notice” is defined in Section 5.12(b)(x)(A).

“Series A Forced Redemption Price” is defined in Section 5.12(b)(x)(A).

“Series A Initial Distribution Period” is defined in Section 5.12(b)(i)(A).

“Series A Issuance Date” means April 2, 2018.

“Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units.

“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.

“Series A PIK Payment Date” is defined in Section 5.12(b)(i)(D).

“Series A PIK Units” means any Series A Preferred Units issued pursuant to a Series A Quarterly Distribution in accordance with Section 5.12(b)(i)(A).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” is defined in Section 5.12(a).

“Series A Purchase Agreement” means the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.

“Series A Purchasers” means (a) those Persons set forth on Schedule A to the Series A Purchase Agreement and (b) any Person who subsequently purchases or who is otherwise transferred any Series A Preferred Units issued in accordance with Section 5.12(b)(viii).

“Series A Quarterly Distribution” is defined in Section 5.12(b)(i)(A).

“Series A Redemption Date” is defined in Section 5.12(b)(ix)(B).

“Series A Redemption Notice” is defined in Section 5.12(b)(ix)(A).

“Series A Redemption Price” means a price per Series A Preferred Unit equal to the product of 105% and the sum of (A) the Series A Issue Price, (B) Series A Unpaid Distributions on the applicable Series A Preferred Unit and (C) Series A Partial Period Distributions on the applicable Series A Preferred Unit.

“Series A Required Voting Percentage” means 66 2/3% or more of the outstanding Series A Preferred Units voting separately as a class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Substantially Equivalent Unit” is defined in Section 5.12(b)(vii)(A)(3).

“Series A Unpaid Distributions” is defined in Section 5.12(b)(i)(B).

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Documents” is defined in Section 7.1(b).

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of January 14, 2013, among the Underwriters, the Partnership, the General Partner and other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Series A Preferred Units, Common Units and Class B Units but shall not include the General Partner Interest or 2018 Warrants.

“Unit Majority” means at least a majority of the Outstanding Common Units and Class B Units, voting as a single class.

“Unitholders” means the Record Holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“USA Compression Holdings” means USA Compression Holdings, LLC, a Delaware limited liability company.

“VWAP” means, per Common Unit on any Trading Day, the per Common Unit volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “USAC <equity> AQR” (or its equivalent successor if such page is not available)  in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date or on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Board of Directors in a commercially reasonable manner.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2                                    Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.
ORGANIZATION

Section 2.1                                    Formation.  The General Partner and USA Compression Holdings previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner hereby amends and restates the 2013 Agreement in its entirety.  This amendment and restatement shall become effective on the date of this Agreement.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2                                    Name.  The name of the Partnership shall be “USA Compression Partners, LP”.  The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner.  The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.  The principal office of the Partnership shall be located at 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate.  The address of the General Partner shall be 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4                                    Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5                                    Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6                                    Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7                                    Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity and/or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the successor General Partner.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III.
RIGHTS OF LIMITED PARTNERS

Section 3.1                                    Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2                                    Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3                                    Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group.  Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4                                    Rights of Limited Partners.

(a)                                 In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are to the fullest extent permitted by law expressly replaced in their entirety by the provisions below and Section 8.3), and except as limited by Sections 3.4(b) and 3.4(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, the reasonableness of which having been determined by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)                                     to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided, that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act;

(ii)                                  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iii)                               to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(iv)                              to obtain such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.

(b)           The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c)           Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV.
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1            Certificates.  Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates.  Certificates that may be issued shall be executed on behalf of the General Partner on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President of the General Partner and the Secretary or any Assistant Secretary of the General Partner or any other authorized officer or director of the General Partner.  If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. If Common Units are evidenced by Certificates, on or after the date on which Class B Units are converted into Common Units, the Record Holders of such Class B Units (i) if the Class B Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Class B Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2            Mutilated, Destroyed, Lost or Stolen Certificates.

(a)           If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)           The appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)            makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)           requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)          if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)          satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)           As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3            Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4            Transfer Generally.

(a)           The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)           No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)           Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or Limited Partner and the term “transfer” shall not mean any such disposition.

Section 4.5            Registration and Transfer of Limited Partner Interests.

(a)           The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b)           The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer.  No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.  Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c)           By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner

Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)           Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) Section 5.12, (v) Section 5.13, (vi) Section 6.4, (vii) Section 6.6, (viii) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (ix) any contractual provisions binding on any Limited Partner and (x) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e)           The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6            Transfer of the General Partner’s General Partner Interest.

(a)           Subject to Section 4.6(c) below, prior to December 31, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)           Subject to Section 4.6(c) below, on or after December 31, 2022, the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(c)           Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7            Restrictions on Transfers.

(a)           Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)           The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof, other than with respect to Series A Preferred Units as contemplated by Section 5.12(b)(vi) pursuant to which all or some but less than all of the Series A Preferred Units may be convertible into Common Units).  The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)           Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d)           In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Series A Preferred Unit or a Series A Conversion Unit shall be subject to the restrictions imposed by Section 5.12(b)(viii) and Section 6.4, respectively.

(e)           In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Class B Unit or a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 5.13(e) and Section 5.13(f), respectively.

(f)            Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE

STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES.  THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8            Citizenship Certificates; Non-citizen Assignees.

(a)           If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request.  If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests. As of the date hereof, each of the Series A Purchasers is an Eligible Citizen.

(b)           The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)           Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)           At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9            Redemption of Partnership Interests of Non-citizen Assignees.

(a)           If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows.

(i)            The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)           The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests.  The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)          Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)          After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)           The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c)           Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement.  Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V.
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1            General Partner and Limited Partner Interests; Conversion of General Partner Interest and Cancellation of Incentive Distribution Rights.

(a)           On the date hereof, the General Partner is the sole general partner of the Partnership and the owner of the General Partner Interest (as defined in the 2013 Agreement) and the Incentive Distribution Rights (as defined in the 2013 Agreement).

(b)           Pursuant to this Agreement and pursuant to the Equity Restructuring Agreement, immediately following the Closing (as defined in the CDM Contribution Agreement), the General Partner Interest (as defined in the 2013 Agreement) in the Partnership that existed immediately prior to the execution of this Agreement is hereby converted into a non-economic general partner interest in the Partnership. Immediately following the Closing (as defined in the CDM Contribution Agreement), the General Partner hereby continues as the general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.

(c)           Pursuant to this Agreement and pursuant to the Equity Restructuring Agreement, immediately following the Closing (as defined in the CDM Contribution Agreement), all outstanding Incentive Distribution Rights (as defined in the 2013 Agreement) are hereby cancelled.

(d)           Pursuant to the Equity Restructuring Agreement and in consideration of the transactions set forth in Section 5.1(b) and Section 5.1(c), immediately following the Closing (as defined in the CDM Contribution Agreement), the Partnership shall issue 8,000,000 Common Units to the General Partner on the date hereof, which issuance is hereby authorized, ratified and approved.

Section 5.2            Contributions by the General Partner and USA Compression Holdings.

(a)           On the Closing Date, the General Partner and its Affiliates made Capital Contributions in accordance with Section 5.2(a) of the 2013 Agreement.

(b)           Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3            Contributions by Limited Partners.

(a)           On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b)           No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4            Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions.  No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.  Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5            Capital Accounts.

(a)           The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, each Series A Preferred Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the amount determined pursuant to Section 2.07 of the Series A Purchase Agreement.

(b)           For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)            Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)           All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)          Except as otherwise provided in this Agreement or Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)          In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v)           Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vi)          In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property.  Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

(vii)         To the extent required by Treasury Regulation Section 1.752-7, the Gross Liability Value of each Liability of the Partnership described in Treasury Regulation

Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.  The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)           (i)            A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)           Subject to Section 5.13(e), immediately prior to the transfer of a Class B Unit or a Common Unit that has been issued upon conversion of a Class B Unit pursuant to Section 5.13(b) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Class B Units or Common Units issued upon conversion of Class B Units will (A) first, be allocated to the Class B Units or Common Units issued upon conversion of Class B Units to be transferred in an amount equal to the product of (x) the number of such Class B Units or Common Units issued upon conversion of Class B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor as part of its Capital Account with respect to its remaining interest in the Partnership. Following any such transfer, the transferee’s Capital Account established with respect to the transferred Class B Units or Common Units issued upon conversion of Class B Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d)           (i)            Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of Partnership Interests pursuant to the Equity Restructuring Agreement, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the issuance of Common Units upon the exercise of a 2018 Warrant or the conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of the exercise of a 2018 Warrant, immediately after such exercise date) or after such conversion (if in connection with the issuance of a Noncompensatory Option) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2018 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership.  In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2018 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt;  provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon such exercise of a 2018 Warrant or  conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.  In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6            Issuances of Additional Partnership Interests.

(a)           Subject to Section 5.8 and Section 5.12(b)(iv), the Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to the Partnership Interests (including as described in Section 7.5(c)) for any

Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)           Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)           The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests pursuant to this Section 5.6 or Section 7.5(c), (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iv) all additional issuances of Partnership Interests.  The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued.  The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)           No fractional Units (other than Series A PIK Units) shall be issued by the Partnership.

Section 5.7            [Reserved].

Section 5.8            Limited Preemptive Right.  Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership (including under the terms of the 2018 Warrants), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.  Except for (i) Common Units to be issued upon conversion of Class B Units, (ii) Common Units to be issued upon conversion of Series A Preferred Units and (iii) Common Units to be issued upon exercise of 2018 Warrants, in each case pursuant to this Agreement, the

General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates or the beneficial owners thereof or any of their respective Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates or such beneficial owners or any of their respective Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates and such beneficial owners or any of their respective Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9            Splits and Combinations.

(a)           Subject to Section 5.9(d) and Section 5.12(b)(vi)(E), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership’s term. Upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class B Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Class B Units shall be subdivided into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution, subdivision or reclassification plus the total number of Partnership Interests issued in such distribution; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution, subdivision or reclassification; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class B Units shall be combined into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination or reclassification; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination or reclassification.

(b)           Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)           Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)           The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10          Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.11          [Reserved].

Section 5.12          Establishment of Series A Preferred Units.

(a)           General.  There is hereby created a class of Units designated as “Series A Perpetual Preferred Units” (such Series A Perpetual Preferred Units, together with any Series A PIK Units, the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.12 and elsewhere in this Agreement.

(b)           Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)            Distributions.

(A)          Subject to Section 5.12(b)(i)(B), commencing with the Quarter ending on June 30, 2018, subject to Section 5.12(b)(i)(C), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). Provided that no Payment Default has occurred and is continuing, with respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to June 30, 2019 (the “Series A Initial Distribution Period”), such Series A Quarterly Distribution shall be paid, as determined by the General Partner, in cash or in a combination of Series A PIK Units and cash; provided, that the portion paid in Series A PIK Units may not exceed 48.72% of the Series A Distribution Amount for such Quarter and the remainder of such Series A Quarterly Distribution Amount shall be paid in cash. For any Quarter ending after the Series A Initial Distribution Period, all Series A Quarterly Distributions shall be paid in cash. If, during the Series A Initial Distribution Period, the General Partner elects to pay a portion of a

Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (A) the portion of such Series A Quarterly Distribution to be paid in Series A PIK Units, divided by (B) the Series A Issue Price; provided, that with respect to each Series A Quarterly Distribution to be paid in part in Series A PIK Units, the Series A PIK Units will be allocated pro rata among the Series A Preferred Unitholders. Each Series A Quarterly Distribution shall be due and payable quarterly by no later than 60 days after the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.12(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.12(b)(i)(C), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3. All Series A Quarterly Distributions payable by the Partnership pursuant to this Section 5.12(b) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(B)          If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in accordance with Section 5.12(b)(i)(A) when due for any Quarter (a “Payment Default”), then (1) the amount of such unpaid Series A Distribution Amount (on a per Series A Preferred Unit basis, including any distributions accrued and unpaid at the Deficiency Rate, “Series A Unpaid Distributions”) will accrue and accumulate at the Deficiency Rate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment was due (the “Default Effective Date”), until paid in full in cash (or until the earlier conversion or redemption of the underlying Series A Preferred Units); (2) commencing on the Default Effective Date the Series A Distribution Amount shall be $25.625 (such amount, as applicable, the “Deficiency Rate”), until such time as all Series A Unpaid Distributions are paid in full in cash; and (3) from and after the Default Effective Date and continuing until such time as all Series A Unpaid Distributions are paid in full in cash, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.

(C)          Notwithstanding anything in this Section 5.12(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders as of a Record Date preceding such conversion, the Record Holder as of such Record Date of such Series A Preferred Unit shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date on or following the date of such conversion, the Record Holder as of such Record Date of the Common Units into which such Series A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.12(b)(i)(A) and, until such distribution is received, Section 5.12(b)(i)(B) shall continue to apply.

(D)          When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.12, the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.12(b)(i)(A) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (i) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(E)           For purposes of maintaining Capital Accounts, if the Partnership issues one or more Series A PIK Units with respect to a Series A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Series A Preferred Unit in an amount equal to the Series A Issue Price of the Series A PIK Unit issued in payment of the Series A Quarterly Distribution, which deemed payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code, and (ii) the holder of such Series A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series A PIK Unit an amount of cash equal to the Series A Issue Price.

(F)           On or prior to each Series A Distribution Payment Date, the General Partner shall determine whether the Leverage Ratio determined as of the last day of the preceding Quarter exceeded 6.5x and if the General Partner determines that the Leverage Ratio did exceed 6.5x as of such date, the General Partner shall, within five (5) Business Days thereafter, deliver a written notice to each Series A Preferred Unitholder stating the General Partner’s determination of the Leverage Ratio as of such date.

(ii)           Issuance of the Series A Preferred Units.  The Series A Preferred Units (other than the Series A PIK Units) shall be issued by the Partnership on the date hereof pursuant to the terms and conditions of the Series A Purchase Agreement.

(iii)          Voting Rights.

(A)          Except as provided in this Section 5.12, the Outstanding Series A Preferred Units shall have no voting, consent or approval rights.

(B)          Except as provided in Section 5.12(b)(iii)(C), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to this Agreement or the Certificate of Limited Partnership (in either case, including by merger or otherwise) that is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units; provided, however, that the General Partner may, in its sole discretion and without any vote of the holders of Outstanding Series A Preferred Units (but without prejudice to their rights under this Section 5.12(b)(iii)), amend this Agreement to change the distribution provisions of the Series A Preferred Units solely to provide for monthly distribution payments by the Partnership to the Series A Preferred Unitholders. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(1)           reduce the Series A Distribution Amount or the Deficiency Rate, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any Series A Unpaid Distributions or any interest accrued thereon (including any Series A Unpaid Distributions, Series A Partial Period Distributions or Series A PIK Units), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(2)           reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the

Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or

(3)           make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C)          Notwithstanding anything to the contrary in this Section 5.12(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control to the extent in compliance with Section 5.12(b)(vii) or Partnership Restructuring Event.

(D)          Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus (other than on account of the Series A Distribution Amount) without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.

(E)           The Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, incur (or permit any of its Subsidiaries to incur) Indebtedness if, after giving pro forma effect to such incurrence, the Leverage Ratio determined as of the last day of the most recently ended fiscal quarter for which financial statements have been prepared, would exceed 6.5x; except: (a) Indebtedness the net cash proceeds of which are promptly used to redeem in full in cash all issued and outstanding Series A Preferred Units; (b) Indebtedness constituting Permitted Refinancing Indebtedness; (c) surety and performance bonds in the ordinary course of business of the Partnership; (d) Indebtedness among the Partnership and its wholly owned Subsidiaries; (e) other Indebtedness the net cash proceeds of which are less than $10 million in any fiscal year; and (f) Indebtedness incurred pursuant to a customary asset based loan or a revolving based loan (a majority of the lenders of which are commercial banks) to finance (1) capital expenditures for growth projects to the extent such expenditures are being incurred in compliance with a capital budget approved by the Board of Directors that was, at the time of adoption, determined by the Board of Directors in good faith not to result in borrowings that would cause the Leverage Ratio to be in excess of 6.5x at any time during the time period contemplated by such budget or (2) other working capital items incurred in the ordinary course of business; but, with respect to this clause (f)(2), only (i) prior to the date that is six months from the date of incurrence of any Indebtedness that causes the Leverage Ratio to be in excess of 6.5x and (ii) so long as the Partnership is using commercially reasonable efforts during such period to reduce the Leverage Ratio to 6.5x or less.

(F)           The Partnership shall not enter into (1) a merger or other similar transaction (other than a Series A Change of Control) if the Series A Preferred Units will cease to be outstanding and are exchanged for other consideration in such merger or other similar transaction, and such consideration is less than the amount the Series A Preferred Units would otherwise receive if the merger or similar transaction were a Series A Change of Control or (2) a Series A Change of Control except in compliance with Section 5.12(b)(vii), including, with respect to each Series A Preferred Unitholder that elects to be treated in accordance with Section 5.12(b)(vi)(A)(2), payment of the cash amount to be paid to such Series A Preferred Unitholder pursuant to Section 5.12(b)(vi)(A)(2) as and when provided by such Section.

(G)          To the fullest extent permitted by law, the Partnership shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, (1) make a general assignment for the benefit of creditors; (2) file a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (3) file a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in clauses (1)-(3) of this Section 5.12(b)(iii)(G); or (5) seek, consent to or acquiesce in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Partnership or any of its Subsidiaries or of all or any substantial part of their properties.

(H)          If a Payment Default occurs and is continuing on the first day of the third quarter following the applicable Default Effective Date (e.g. if a Default Effective Date occurred on January 1, October 1) (an “Ongoing Default Trigger”), then from and after such date unless and until such time as all Series A Unpaid Distributions are paid in full in cash, the Partnership shall not and shall not permit any of its Subsidiaries to, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage: (1) incur any additional Indebtedness in excess of $25.0 million (except Indebtedness incurred in the ordinary course of business of the Partnership consistent with past practice, including borrowings under the Revolving Credit Agreement or any other revolving credit agreement of the Partnership or its Subsidiaries, pursuant to surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing); (2) acquire any assets in a single transaction or a series of related transactions with a purchase price greater than $10 million or in the aggregate during any quarter with aggregate purchase prices in excess of $25.0 million; or (3) sell any assets in a single transaction or a series of related transactions with a purchase price greater than $10 million or in the aggregate during any quarter with aggregate purchase prices in excess of $25.0 million.

(iv)          No Series A Senior Securities; Series A Parity Securities.  Other than issuances of Series A PIK Units, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of this Agreement to create any class of Series A Senior Securities, or to convert or reclassify any existing class of Partnership Interests into a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of this Agreement to create any class of Series A Parity Securities, or to convert or reclassify any existing class of Partnership Interests into a class of Series A Parity Securities) or Series A Preferred Units. Subject to Section 5.12(b)(vi)(E), the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units, issue the Series A PIK Units contemplated by this Agreement or create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(v)           Legends.  Each book entry evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the form set forth in Exhibit B.

(vi)          Conversion.

(A)          The Series A Preferred Units will become convertible, at the option of the Series A Preferred Unitholders, into Common Units as follows:

(1)           from and after April 2, 2021, 33 1/3% of the Series A Preferred Units issued on the Series A Issuance Date, plus all of the Series A PIK Units issued as Series A Quarterly Distributions on such Series A Preferred Units, shall be convertible;

(2)           from and after April 2, 2022, 66 2/3% of the Series A Preferred Units issued on the Series A Issuance Date, plus all of the Series A PIK Units issued as Series A Quarterly Distributions on such Series A Preferred Units, shall be convertible; and

(3)           from and after April 2, 2023, all of the Series A Preferred Units shall be convertible; provided, that,

(4)           notwithstanding the foregoing, if an Ongoing Default Trigger occurs at any time, from and after the occurrence of such Ongoing Default Trigger, all of the issued and Outstanding Series A Preferred Units shall be convertible;

in each case, at any time, and from time to time, in whole or in part, subject to this Section 5.12(b)(vi). The conversion rights in the preceding sentence shall be allocated proportionally among the Record Holders of the Series A Preferred Units at the time the Series A Preferred Units become convertible. Any transfer of Series A Preferred Units after April 2, 2021 shall be deemed to include proportional amounts of convertible and non-convertible Series A Preferred Units, unless otherwise agreed upon by the transferring Series A Preferred Unitholder and their respective transferees; provided, that the transferring Series A Preferred Unitholder shall notify the Partnership in writing of any non-proportional transfer, including the amount of convertible and non-convertible Series A Preferred Units transferred and the name(s) of the transferees.

(B)          Conversion Notice. A Series A Preferred Unitholder may exercise its right to convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(vi)(A) by delivering written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units held by such Series A Preferred Unitholder pursuant to Section 5.12(b)(vi)(A), the number of Series A Preferred Units held by such Series A Preferred Unitholder to be converted and the Person to whom such Common Units should be issued; provided that a Series A Preferred Unitholder may not deliver more than one Series A Conversion Notice per Quarter.

(C)          Timing; Conversion. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership in accordance with Section 5.12(b)(vi)(B), then, no later than five Business Days after the Series A Conversion Notice Date, the Partnership shall (1) issue to the applicable Series A Preferred Unitholder (or its designated recipient(s)) a number of Series A Conversion Units equal to (x) the number of Series A Preferred Units designated to be converted in such Series A Conversion Notice, multiplied by (y) the Series A Conversion Rate as of such date and (2) instruct, and use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(D)          If a Series A Preferred Unit is converted pursuant to Section 5.12(b)(vi)(C) (a “Converted Series A Preferred Unit”), immediately upon the issuance of Series A Conversion Units pursuant to Section 5.12(b)(vi)(C) with respect to the conversion of such Converted Series A Preferred Unit, the applicable Series A Preferred Unitholder (or its designated recipient(s)) shall be treated for all purposes as the owner of such Series A Conversion Units, and all rights of the applicable Series A Preferred Unitholder with respect to such Converted Series A Preferred Unit shall cease, including any further accrual of distributions, but subject to Section 5.12(b)(i)(C).   Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(vi) (each fractional Common Unit shall be rounded down to the nearest whole Common Unit with the remainder being paid as an amount in cash to be calculated based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).

(E)           Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or other Partnership Interests, (ii) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, other than in connection with a Series A Change of Control (which shall be governed by Section 5.12(b)(vii)), (vi) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (vi), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (v) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and the Series A Conversion Rate and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.12(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)           No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.12(b)(vi), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.12(b)(vi)(E) as a result of any of the following:

(1)           any cash distributions made to holders of the Common Units (unless made in breach of Section 5.12(b)(i)(B));

(2)           any issuance of Partnership Interests in exchange for cash, including pursuant to any distribution reinvestment plan;

(3)           any grant of Common Units or options, warrants, rights or other equity interests to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants, rights or other equity interests in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(4)           any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) the closing of any acquisition by the Partnership of assets or equity interests of ETE, ETP or any of their respective Affiliates, (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, or (iv) the direct or indirect acquisition of all or a portion of the limited liability company interests in the General Partner by the Partnership or a Subsidiary of the Partnership, to the extent any such transaction set forth in clause (i), (ii), (iii) or (iv) above is validly approved by the General Partner;

(5)           the issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities;

(6)           the issuance of Common Units upon conversion of the Class B Units; or

(7)           the issuance of Common Units upon exercise of the 2018 Warrants.

Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

Notwithstanding anything to the contrary in Section 5.12(b)(vi)(E), unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate shall be made with respect to any distribution or other transaction described in Section 5.12(b)(v)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(vii)         Series A Change of Control.

(A)          Within 5 Business Days following execution of definitive agreements relating to a Series A Change of Control, and at least 15 Business Days prior to consummating such Series A Change of Control, the Partnership shall deliver written notice (a “Series A Change of Control Notice”) of such Series A Change of Control (including a summary of all material terms and copies of the definitive agreements relating thereto) to each Series A Preferred Unitholder. Within 10 Business Days following delivery of a Series A Change of Control Notice, each Series A Preferred Unitholder shall deliver a written notice to the Partnership electing one of sub-clauses (1), (2) or (3) below; provided, that if a Series A Preferred Unitholder fails to timely deliver written notice of such election to the Partnership, such Series A Preferred Unitholder shall be deemed to have elected the option set forth in sub-clause (1) below.  Each Series A Preferred Unitholder shall be entitled to elect (subject to the proviso of the preceding sentence, and, in each case, subject to the consummation of the applicable Series A Change of Control) to:

(1)           effective immediately prior to the consummation of such Series A Change of Control, convert all, but not less than all, of the Outstanding Series A Preferred Units held by such Series A Preferred Unitholder into Common Units, at the then-applicable Series A Conversion Rate;

(2)           require the Partnership to redeem all of the Series A Preferred Units held by such Series A Preferred Unitholder as of the consummation of such Series A Change of Control for an amount in cash, per Series A Preferred Unit, equal to the sum of (A) the Series A Redemption Price per Series A Preferred Unit (excluding, for this purpose, any Series A Partial Period Distributions), plus (B) (x) the Series A Distribution Amount multiplied by (y) the number of Quarters ending after the consummation of such Series A Change of Control and prior to (but including) April 2, 2022, plus (C) $0.536. If any Series A Preferred Unitholders elect this sub-clause (2) with respect to the Series A Preferred Units held by such Series A Preferred Unitholders, then no later than three Trading Days prior to the consummation of the applicable Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of such Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash consideration to the Record Holders of then Outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash immediately prior to the consummation of the related Series A Change of Control.  The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest. Notwithstanding anything in this Section 5.12(b)(vii)(A)(2) to the contrary, if a redemption pursuant to this Section would cause the Series A Preferred Units to be characterized as “disqualified stock,” “disqualified capital stock” or any similar concept pursuant to the terms of any agreement, document or instrument governing or evidencing any Indebtedness of the Partnership or its Subsidiaries that is, or was originally issued or incurred, in excess of $10,000,000, the redemption obligation of the Partnership set forth in this Section 5.12(b)(vii)(A)(2) shall be tolled until the earlier of the date (i) such redemption would comply with a “Restricted Payments” covenant or similar covenant contained in any such agreement, document or instrument, or (ii) the applicable loans and other debt obligations under such agreement, document or instrument are, to the extent required, repaid (and, if applicable, any commitments will be terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Series A Change of Control will have expired) prior to such redemption of the Series A Preferred Units and the Partnership will timely comply with any “change of control offer” or similar requirements under the terms of any such agreement, document or instrument, if applicable. For the avoidance of doubt, the preceding proviso shall not be deemed to be a waiver by any Series A Preferred Unitholder of its right to receive from the Partnership and/or its successor the cash payment required by this Section 5.12(b)(vii)(A)(2) in connection with such Series A Change of Control and redemption); or

(3)           if the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to such Series A Preferred Unitholder, in exchange for its Series A Preferred Units concurrently with the consummation of such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.12(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to require conversion or redemption of its Series A Preferred Units in the manner contemplated by sub-clause (1) or (2) of this Section 5.12(b)(vii)(A) (at such Series A Preferred Unitholder’s election);

provided, however, that, in connection with a merger of the Partnership with another entity pursuant to which ETE, ETP or one of their respective Affiliates owns more than 50% of the voting interests of such entity (or, if such entity is a partnership, the general partner of such entity), then each Series A Preferred Unitholder may only select between the options specified in Section 5.12(b)(vii)(A)(1) or Section 5.12(b)(vii)(A)(2).

(viii)        Series A Preferred Unit Transfer Restrictions.

(A)          Notwithstanding any other provision of this Section 5.12(b)(viii) (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Section 5.12(b)(viii)(B)(4)), but otherwise subject to compliance with this Agreement including Section 4.7, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder.

(B)          Without the prior written consent of the Partnership, except as specifically provided in the Series A Purchase Agreement or this Agreement, each Series A Purchaser shall not, (1) during the period commencing on the Series A Issuance Date and ending on April 2, 2019, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (2) during the period commencing on the Series A Issuance Date and ending on April 2, 2020, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units or Common Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (3) transfer any Series A Preferred Units to any Competitor of the Partnership, (4) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder), including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in subclauses (1) — (4) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (5) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may make a bona fide pledge of all or any portion of its Series A Preferred Units to any holders of obligations owed by such Series A Preferred Unitholder, including to the trustee for, or representative of, such Series A Preferred Unitholder, and a foreclosure by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Section 5.12(b)(viii), subject to compliance with subclauses (4) and (5) above. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.12(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.12(b)(viii)(B).  For the avoidance of doubt, subject to subclauses (4) and (5) above, in no way does this Section 5.12(b)(viii)(B) prohibit changes in the composition of any Series A

Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder among such Series A Preferred Unitholder, its Affiliates and the limited partners of the private equity fund vehicles that indirectly own such Series A Preferred Unitholder.

(C)          Subject to Section 4.7, following April 2, 2019, the Series A Preferred Unitholders may freely transfer Series A Preferred Units, subject to compliance with applicable securities laws and this Agreement; provided, however, that this Section 5.12(b)(viii)(C) shall not eliminate, modify or reduce the obligations set forth in subclauses (2), (3) ,(4) or (5) of Section 5.12(b)(viii)(B).

(ix)          Optional Redemption.

(A)          On and after April 2, 2023, the Partnership shall have the option, at any time and from time to time, upon not less than 30 days’ written notice (each, a “Series A Redemption Notice”) to the Series A Preferred Unitholders, to redeem all or any portion of the Series A Preferred Units then Outstanding for a redemption price in cash equal to the Series A Redemption Price per Series A Preferred Unit; provided that any such redemption shall be for an aggregate value of at least $25 million or for all remaining Series A Preferred Units. If fewer than all of the outstanding Series A Preferred Units are to be redeemed, any such redemption shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis (as nearly as practicable without creating fractional Units) or on such other basis as may be agreed upon by the Series A Preferred Unitholders.

(B)          Each date fixed for redemption pursuant to this Section 5.12(b)(ix) or Section 5.12(b)(x) is referred to as a “Series A Redemption Date.” A Series A Redemption Notice will be irrevocable and will be delivered by the Partnership not less than 30 days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such Series A Redemption Notice shall state: (1) the Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all the outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A Preferred Unitholder are to be redeemed, the percentage of Series A Preferred Units that will be redeemed. The Series A Redemption Notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units.  Upon the redemption of Series A Preferred Units pursuant to this Section 5.12(b)(ix), all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(C)          Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(ix), the Partnership shall pay to each Series A Preferred Unitholder an amount in cash equal to the number of Series A Preferred Units being redeemed from such Series A Preferred Unitholder, multiplied by the Series A Redemption Price by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the Series A Redemption Notice.

(D)          Nothing in this Section 5.12(b)(ix), however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Section 5.12(b)(vi), and the Partnership shall not have any right to redeem Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder delivers a valid Series A Conversion Notice with respect to such Series A Preferred Units notwithstanding whether such Series A Preferred Units are the subject of a Series A Redemption Notice; provided that such Series A Conversion Notice is delivered prior to the Series A Redemption Date in respect of such Series A Redemption Notice.

(x)           Forced Redemption.

(A)          On and after April 2, 2028, each Series A Preferred Unitholder shall have the right, at any time and from time to time, upon not less than 30 days’ written notice (each, a “Series A Forced Redemption Notice”) to the Partnership, to require the Partnership to redeem all or a portion of the Series A Preferred Units then held by such Series A Preferred Unitholder for an amount equal to, the number of Series A Preferred Units indicated in such Series A Forced Redemption Notice to be redeemed, multiplied by the sum of (1) the Series A Issue Price, (2) Series A Unpaid Distributions on such Series A Preferred Unit and (3) Series A Partial Period Distributions on such Series A Preferred Unit (the “Series A Forced Redemption Price”); provided that any such redemption shall be for no less than the greater of (x) Series A Preferred Units with a Series A Forced Redemption Price of at least $25 million (taking into account the aggregate number of Series A Preferred Units that are subject to Series A Forced Redemption Notices delivered on the same day, regardless of whether from the same or multiple Series A Preferred Unitholders) and (y) all of the Series A Preferred Units held by the Series A Preferred Unitholder delivering such Series A Forced Redemption Notice. If a Series A Preferred Unitholder exercises its redemption right pursuant to this Section 5.12(b)(x), the Partnership may elect to pay up to 50% of the Series A Forced Redemption Price in Common Units; provided, however, that the number of Common Units issued pursuant to this Section 5.12(b)(x)(A) with respect to the payment of any Series A Forced Redemption Price may not exceed the number of Common Units as would cause the aggregate number of Common Units issued pursuant to this

Section 5.12(b)(x)(A) to exceed 15.0% of the total number of issued and outstanding Common Units as of such Series A Redemption Date (including, for the avoidance of doubt, the Common Units to be issued on such Series A Redemption Date). If the Partnership elects to pay any portion of the Series A Forced Redemption Price in Common Units pursuant to this Section 5.12(b)(x), then the number of Common Units to be issued shall equal the amount of such Series A Forced Redemption Price to be paid in Common Units, divided by the product of (x) 93% and (y) the Average VWAP for the 30 consecutive Trading Days ending immediately prior to the Series A Redemption Date; provided, that if such calculation results in a fraction of a Common Unit being payable, the number of Common Units to be issued shall be rounded down to the nearest whole Common Unit with the remainder being paid in cash.

(B)          A Series A Forced Redemption Notice will be irrevocable and will be provided by the Series A Preferred Unitholder to the Partnership not less than 30 days prior to the Series A Redemption Date. In addition to any information required by applicable law, such Series A Forced Redemption Notice shall state: (1) the Series A Redemption Date; (2) the Series A Forced Redemption Price; (3) the wire instructions of the Series A Preferred Unitholder; and (4) the aggregate amount of Series A Preferred Units to be redeemed.

(C)          Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(x), the Partnership shall pay the cash portion of the Series A Forced Redemption Price to the applicable Series A Preferred Unitholder by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in the Series A Forced Redemption Notice.

(D)          If the Partnership elects to pay a portion of the Series A Forced Redemption Price in Common Units in accordance with Section 5.12(b)(x)(A), the Partnership shall issue the applicable Common Units on the applicable Series A Redemption Date. On the Series A Redemption Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Common Units issuable upon redemption to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(E)           Immediately upon the issuance of Common Units as a result of any redemption of Series A Preferred Units, the applicable Series A Preferred Unitholder (or its designated recipient(s)) shall be treated for all purposes as the owner of such Common Units, and all rights of the applicable Series A Preferred Unitholder with respect to such redeemed Series A Preferred Units shall cease, including any further accrual of distributions, but subject to Section 5.12(b)(i)(C). Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(x)(E) (each fractional Common Unit shall be rounded down to the nearest whole Common Unit with the remainder being paid an amount in cash to be calculated based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Redemption Date).

(xi)          Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.12 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof. The Partnership shall keep authorized and unissued and free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Series A Conversion Units to the extent provided in, and in accordance with, this Section 5.12.

(xii)         Notices. The Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

(c)           Each Series A Preferred Holder acknowledges and agrees to Section 4(k) of the Board Representation Agreement.

Section 5.13          Establishment of Class B Units.

(a)           There is hereby created a series of Units to be designated as “Class B Units,” consisting of a total of 6,397,965 Class B Units and having the terms and conditions set forth herein.

(b)           Conversion of Class B Units.

(i)            On the next Business Day succeeding the Record Date attributable to the Quarter ending June 30, 2019 (such date, the “Class B Conversion Date”), each Class B Unit shall automatically be converted into one Common Unit. Upon conversion, the rights of the holder of such Class B Units as holder of Class B Units shall cease, including any rights under this Agreement, except such Person shall continue to be a Limited Partner and shall have the right to receive Common Units from the Partnership in conversion for such Class B Units in accordance with this Section 5.13(b), and such Class B Units shall upon the Class B Conversion Date be deemed to be transferred to, and cancelled by, the Partnership.

(ii)           Each Class B Unit shall automatically be converted into one Common Unit if the General Partner is removed pursuant to Section 11.2.

(iii)          The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class B Units. However, the holder of such Common Units shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the name of the holder of such Class B Unit. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv)          The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(b).

(v)           All Common Units delivered upon conversion of the Class B Units shall be newly issued, shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(vi)          The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class B Units to the extent permitted or required by the rules of such exchange or market.

(vii)         Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class B Units any rights as a creditor in respect solely of its right to conversion.

(c)           The Class B Units shall be entitled to receive allocations of items of Partnership income, gain, loss, deduction and credit under Section 6.1.

(d)           The holder of a Class B Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder, except with respect to the right to participate in distributions made prior to the Class B Conversion Date with respect to Common Units; provided, however, that immediately upon the conversion of a Class B Unit into a Common Unit pursuant to this Section 5.13, the Unitholder holding such Common Unit issued upon conversion of Class B Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such Common Unit issued upon conversion of Class B Units, including the right to participate in distributions made with respect to Common Units; provided, however, that such Common Units issued upon conversion of Class B Units shall remain subject to the provisions of Section 5.5(c), Section 5.13(e), Section 5.13(f) and Section 6.1(d)(x).

(e)           A Unitholder shall not be permitted to transfer a Class B Unit or a Common Unit issued upon conversion of a Class B Unit pursuant to this Section 5.13 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account after giving effect to the allocation under Section 5.5(c) would be negative.

(f)            A Unitholder holding Common Units issued upon conversion of Class B Units pursuant to this Section 5.13 shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 5.13(f), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units issued upon conversion of Class B Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.5(c)(ii) or Section 6.1(d)(x) will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(g)           The Class B Units will have such voting rights pursuant to this Agreement as such Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.

ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1            Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein.

(a)           Net Income.  After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)            First, to the General Partner until the aggregate amount of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods; and

(ii)           The balance, if any, to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata.

(b)           Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)            First, to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)           Second, to the Unitholders (other than the Series A Preferred Unitholders) to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;

(iii)          Third, to the Series A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and

(iv)          Fourth, the balance, if any, 100% to the General Partner;

(c)           [Reserved].

(d)           Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)            Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this  Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii)).  This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)           Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii), with respect to such taxable period.  This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)          Priority Allocations.  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv)          Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)           Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)          Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata.  If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)         Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse

Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)        Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata; provided, however, that pursuant to Temporary Treasury Regulation Section 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interests in the Partnership’s profits, as determined by the General Partner.

(ix)          Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)           Economic Uniformity; Changes in Law.

(A)          For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(A) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(B)          With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending before the conversion of Class B Units into Common Units pursuant to Section 5.13(b), any Unrealized Gains and Unrealized Losses

shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Account maintained with respect to each such Class B Units equaling the Per Unit Capital Amount for an Initial Common Unit.

(C)          With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the conversion of Class B Units into Common Units pursuant to Section 5.13(b), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Account maintained with respect to each such Common Unit issued upon conversion of Class B Units equaling the Per Unit Capital Amount for an Initial Common Unit.

(xi)          Allocations with Respect to Series A Preferred Units.  Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations):

(A)          Items of Partnership gross income and gain for the taxable period shall be allocated to the holders of Series A Preferred Units in proportion to, and to the extent of, an amount equal to the excess, if any, of (1) the Series A Issue Price with respect to such holder’s Series A Preferred Units, over (2) such holder’s existing Capital Account balance in respect of such Series A Preferred Units, until the Capital Account balance of each such holder in respect of its Series A Preferred Units is equal to the Series A Issue Price with respect to such holder’s Series A Preferred Units.

(B)          Items of Partnership gross income shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C)          If (A) prior to the conversion of the last Outstanding Series A Preferred Unit (i) the Liquidation Date occurs or (ii) Sale Gain or Sale Loss is recognized, and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, the Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. If (i) the Liquidation Date occurs or Sale Gain or Sale Loss is recognized on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, then items of gross income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(xii)         Curative Allocation.

(A)          Notwithstanding any other provision of this Section 6.1, other than the Required Allocations and other than Section 6.1(d)(xi), the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1.  In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.  Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)          The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii)        Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d), immediately after the exercise of a 2018 Warrant or the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a noncompensatory option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per

Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit.  Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(d).

(xiv)        [Reserved].

(xv)         Special Allocation in Connection with Equity Restructuring Agreement. Notwithstanding any other provision of this Section 6.1, the General Partner shall have the discretion to allocate income, gain, loss and deduction for the taxable year that includes the closing date of the Equity Restructuring Agreement in a manner which is reasonably determined to result in each Unit (including the Units issued pursuant to the Equity Restructuring Agreement) having the same Per Unit Capital Amount.

Section 6.2            Allocations for Tax Purposes.

(a)           Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)           In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)           The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto.  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)           In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)           All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)            Each item of Partnership income, gain, loss and deduction shall, for federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes.  The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)           Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h)           If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Series A Preferred Unitholders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.

Section 6.3            Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)           Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed first to the Series A Preferred Unitholders in accordance with Section 5.12, and the balance in accordance with this Article VI by the Partnership to Partners, Pro

Rata, as of the Record Date selected by the General Partner.  All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.  Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and any other applicable law.

(b)           Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)           Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d)           The Partnership shall not make any distribution of Available Cash or other property of the Partnership to holders of Class B Units pursuant to Section 6.3(a) prior to the Class B Conversion Date.

(e)           Notwithstanding Section 6.3(a), but subject to Sections 17-607 and 17-804 of the Delaware Act, (i) the General Partner may cause the Partnership to make special distributions of cash or cash equivalents in connection with contributions of assets by Partners or by Persons who shall become Partners by virtue of such contribution, (ii) such distributions shall not be subject to, or considered as distributions under, Section 5.12(b)(i)(B), Section 6.1(d)(iii), or the second and third sentences of Section 6.3(a) and (iii) notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)), no Partner shall receive an allocation of income (including gross income) or gain as a result of receiving a distribution provided for in this Section 6.3(e).

Section 6.4            Special Provisions Relating to Series A Preferred Units.

(a)           Subject to any applicable transfer restrictions in Section 4.7 or Section 5.12(b)(viii), the holder of a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless, with respect to a transfer of a Series A Conversion Unit, by virtue of the application of Section 5.5(d) or Section 6.1(d)(xiii), the Partnership has previously determined, based on the advice of counsel, that the transferred Series A Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.4, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion

Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.5(d), Section 6.1(d)(xiii) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not be entitled to any distributions other than as provided in Section 5.12 and Article VI.

Section 6.5            Application of Section 6.1 and Section 6.2.  With respect to the portion of the taxable year through the date hereof and any prior taxable years, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of the 2013 Agreement. Thereafter, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of this Agreement.

Section 6.6            Special Provisions Relating to 2018 Warrants. A Unitholder holding a Common Unit that has resulted from the exercise of a 2018 Warrant shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit, provided that in all events such determination shall be made within 5 Business Days of the date of the exercise of a 2018 Warrant. In connection with the condition imposed by this Section 6.6, the General Partner shall act in good faith to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of this Section 6.6; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

ARTICLE VII.
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1            Management.

(a)           The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 5.12(b)(iii),

Section 5.12(b)(iv) and Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)            the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests (subject to Section 5.12(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities), and the incurring of any other obligations;

(ii)           the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)          the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv)          the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)           the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)          the distribution of Partnership cash;

(vii)         the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)        the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)          the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)           the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

(xi)          the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)         the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)        subject to Section 5.12(b), the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests;

(xiv)        the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv)         the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)           Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General

Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2            Replacement of Fiduciary Duties.  Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement (i) replaces, restricts or eliminates the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, the Board of Directors, any committee thereof or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (ii) constitutes a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision is hereby approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3            Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.4            Restrictions on the General Partner’s Authority.  Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5            Reimbursement of the General Partner.

(a)           Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)           The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group.  Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

(c)           The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group.  The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices.  Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b).  Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)           The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.6            Outside Activities.

(a)           The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.

(b)           Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner or any other Person bound by this Agreement.  None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)           Subject to the terms of Sections 7.6(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership, all Partners, and all other Persons bound by this Agreement, (ii) it shall not be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership or any other Group Member.  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner).  No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)           The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all

Units and/or other Partnership Interests acquired by them.  The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

(e)           Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Partnership or any of its Affiliates.

Section 7.7            Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)           The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms materially less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner.  The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds.  For purposes of this Section 7.7(a) and Section 7.7(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)           The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.  No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)           No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

Section 7.8            Indemnification.

(a)           To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents.  Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)           To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c)           The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)           The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s or any other Group Member’s activities or such Person’s activities on behalf of the Partnership or any other Group Member, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)            In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)            If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.8 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(k)           This Section 7.8 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 7.9            Liability of Indemnitees.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee, including any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. To the fullest extent permitted by law, the Limited Partners, any other Person who acquires an interest in a Partnership

Interest or any other Person who is bound by this Agreement waives any and all rights to claim punitive damages or damages based upon the Federal, State or other income taxes paid or payable by any such Limited Partner or other Person.

(b)                                 Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the General Partner nor any other Indemnitee shall be responsible for any misconduct, negligence or wrong doing on the part of any such agent appointed by the General Partner or any such Indemnitee in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, or to any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.10                             Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)                                 Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as general partner or limited partner) or any of its Affiliates or Associates or any Indemnitee, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or any of its Affiliates or Associates or any Indemnitee in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of holders of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).  The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval.  Notwithstanding any other provision of this Agreement or applicable law, if Special Approval is sought or obtained, then it shall be conclusively deemed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought or obtained and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.  Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner or any of its Affiliates or Associates or any other Indemnitee taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b)                                 Whenever the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate, Associate or Indemnitee of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee, or such Affiliate, Associate or Indemnitee causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable; provided further, that if the Board of Directors is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee. In any proceeding brought by the Partnership, any Limited Partner or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or inaction, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or inaction was not in good faith.

(c)                                  Whenever the General Partner (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates or Associates or any Indemnitee causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement, and the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity.  For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a limited partner or holder of Limited Partner Interests, it shall be acting in its individual capacity.

(d)                                 The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.  Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or in equity, except as expressly set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, the Board of Directors, any committee thereof or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)                                  The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

(h)                                 The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners based on their particular circumstances) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

Section 7.11                             Other Matters Concerning the General Partner.

(a)                                 The General Partner and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.12                             Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to Partnership Interests.  As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.13                             Registration Rights of the General Partner and its Affiliates.

(a)                                 If (i) the General Partner or any Affiliate of the General Partner (including, for purposes of this Section 7.13, any Person that is an Affiliate of the General Partner at the Closing

Date notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or of an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than four registrations in total pursuant to this Section 7.13(a) and Section 7.13(b), no more than two of which shall be required to be made at any time that the Partnership is not eligible to use Form S-3 (or a comparable form) for the registration under the Securities Act of its securities; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.13(a) or Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.13(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)                                 If any Holder holds Partnership Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Interests specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than four registrations pursuant to Section 7.13(a) and this Section 7.13(b); and provided further, however, that if the Conflicts Committee determines that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.13(a) or this Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.13(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)                                  If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify each Holder that is an Affiliate of the Partnership at the time of such proposal and use all reasonable efforts to include such number or amount of securities held by such Holder in such registration statement as it shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of such Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.13(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and such Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would have a material adverse effect on the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by such Holder that, in the opinion of the managing underwriter or managing underwriters, will not have a material adverse effect on the success of the offering. Except as set forth in

Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by such Holder.

(d)                                 If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e)                                  The provisions of Section 7.13(a), Section 7.13(b) and Section 7.13(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.13(d) shall continue in effect thereafter.

(f)                                   The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.13 may be assigned (but only with all related obligations) by a Holder to a transferee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Partnership Interests with respect to which such registration rights are being assigned and (ii) such transferee agrees in writing to be bound by and subject to the terms set forth in this Section 7.13.

(g)                                  Any request to register Partnership Interests pursuant to this Section 7.13 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests and (iv) contain the undertaking of such Person to provide all such information and materials regarding such Person and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.14                             Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing.  In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                    Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a).  Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.  The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2                                    Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3                                    Reports.

(a)                                 As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)                                 As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)                                  The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX.
TAX MATTERS

Section 9.1                                    Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner.  In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31.  The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends, subject to Section 5.06 of the Series A Purchase Agreement.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2                                    Tax Elections.

(a)                                 The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.  Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)                                 Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3                                    Tax Controversies.  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as “partnership representative,” the General Partner shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.  The General Partner may amend the provisions of this Agreement in accordance with Article XIII as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.

Section 9.4                                    Withholding; Tax Payments.

(a)                                 The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)                                 Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or established under any foreign law.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X.
ADMISSION OF PARTNERS

Section 10.1                             Admission of Limited Partners.

(a)                                 [Reserved]

(b)                                 By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The transfer of any Limited Partner Interests and the admission of any additional or successor Limited Partner shall not constitute an amendment to this Agreement.  A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners.  A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(c)                                  The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).  A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d)                                 Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2                             Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.  Any such successor is hereby authorized to, and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3                             Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI.
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1                             Withdrawal of the General Partner.

(a)                                 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)                                     the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                                  the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)                               the General Partner is removed pursuant to Section 11.2;

(iv)                              the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)                              (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (vi)(B), (vi)(C)  or (vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 p.m., prevailing Central Time, on December 31, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 p.m., prevailing Central Time, on December 31, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner, manager or managing member, if any, to the extent applicable, of the other Group Members.  If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner who shall be admitted as a general partner of the Partnership upon the effective date of such withdrawal.  The Person so elected as successor General Partner shall automatically become the successor general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member.  If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2.  Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2                             Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (excluding Series A Preferred Units, but including Units held by the General Partner and its Affiliates) voting as a single class.  Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates).  Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member.  If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member.  The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel.  Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3                             Interest of Departing General Partner and Successor General Partner.

(a)                                 In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ or beneficial owners’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal.  If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest.  In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest.  In making its determination, such third independent investment banking firm or other independent expert shall consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner (including an appropriate “control premium”), the value of the General Partner Interest and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).  Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner.  For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4                             [Reserved].

Section 11.5                             Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII.
DISSOLUTION AND LIQUIDATION

Section 12.1                             Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership.  Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)                                 an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)                                  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)                                 at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2                             Continuation of the Business of the Partnership After Dissolution.

Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority.  Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(i)                                     the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3                             Liquidator.  Upon dissolution of the Partnership the General Partner shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units.  The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4                             Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree.  If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners.  The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.  The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.

(c)                                  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including the allocation provided for under Section 6.1(d)(xi)(C), which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Series A Preferred Units over the Capital Accounts of Series A Junior Securities, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)); provided that any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Series A Preferred Units and Series A Senior Securities (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities.

(d)                                 If the amount the Series A Preferred Unitholders are entitled to receive with respect to their Series A Preferred Units pursuant to Section 12.4(c) is not equal to the Series A Liquidation Value with respect to such Series A Preferred Units, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership will be reallocated among the Partners until the Capital Accounts of the Series A Preferred Unitholders with respect to their Series A Preferred Units are equal to the Series A Liquidation Value with respect to each such Series A Preferred Unit, and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation.  In the event the allocations provided for in this Section 12.4(d) do not result in the Capital Accounts of the Series A Preferred Unitholders with respect to their Series A Preferred Units being equal to the aggregate Series A Liquidation Value with respect to such Series A Preferred Units, the Partnership shall, prior to making the liquidating distributions pursuant to Section 12.4(c), pay each such holder of Series A Preferred Units an amount equal to the excess of (i) the aggregate Series A Liquidation Value with respect to such Series A Preferred Units over (ii) the amount to be distributed to such Partner with respect to its Series A Preferred Units pursuant to Section 12.4(c) and such payment shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

Section 12.5                             Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the winding up of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6                             Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7                             Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8                             Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII.
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1                             Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.12(b)(iii)(B), Section 5.12(b)(iv) and Section 5.13(g), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)                                 a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (except as permitted by subsection (g) hereof); provided, however, for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d)(i), the General Partner shall disregard the effect on any class or classes of Partnership Interests that have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to the Partnership Interests pursuant to Section 5.6;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)                                    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k)                                 a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l)                                     any other amendments substantially similar to the foregoing.

Section 13.2                             Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement.  Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment.  The General Partner shall notify all Record Holders upon final adoption of any amendments.  The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3                             Amendment Requirements.

(a)                                 Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than a provision of the Delaware Act that becomes a part of this Agreement by operation of law) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or class of Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b)                                 Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)                                  Except as provided in Section 14.3 or Section 13.1 (this Section 13.3(c) being subject to the General Partner’s authority to unilaterally approve amendments pursuant to Section 13.1), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.  If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership

Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4                             Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.  Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed.  Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.  A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5                             Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                             Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7                             Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                             Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                             Quorum and Voting.  The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner or its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.  At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage or the act of the Limited Partners holding the requisite percentage of the necessary class, shall be required.  The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units or class of Limited Partners specified in this Agreement (including Outstanding Units deemed owned by the General Partner or its Affiliates).  In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10                      Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11                      Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing or by electronic transmission is signed or transmitted by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Outstanding Units deemed owned by the General Partner or its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote thereon were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern).  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.  Nothing contained in this Article XIII shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12                      Right to Vote and Related Matters.

(a)                                 Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units or the holders thereof shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)                                 With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV.
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1                             Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts, business trusts, associations, real estate investment trusts, common law trusts or unincorporated businesses or entities, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)) (each an “Other Entity”) or convert into any such Other Entity, whether such Other Entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2                             Procedure for Merger, Consolidation or Conversion.

(a)                                 Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)                                 If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)                                     the name, jurisdiction of formation or organization and type of entity of each of the business entities proposing to merge or consolidate;

(ii)                                  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)                               the terms and conditions of the proposed merger or consolidation;

(iv)                              the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any Other Entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of, their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any Other Entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)                                 a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles or certificate of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)                              the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)                           such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)                                  If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)                                     the name of the converting entity and the converted entity;

(ii)                                  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)                               a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or an Other Entity, or for the cancellation of such equity securities;

(v)                                 in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)                              in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)                           the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain and stated in such certificate of conversion); and

(viii)                        such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3                             Approval by Limited Partners.

(a)                                 Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent or consent by electronic transmission, in any case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the solicitation of written consent or consent by electronic transmission.

(b)                                 Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)                                  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)                                 Notwithstanding anything else contained in this Article XIV or this Agreement, but subject to Section 5.12(b)(iii) and Section 5.12(b)(vii) the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the

Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)                                  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into an Other Entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f)                                   Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4                             Certificate of Merger or Certificate of Conversion.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5                             Effect of Merger, Consolidation or Conversion.

(a)                                 At the effective time of the certificate of merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

(i)                                     the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)                                  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)                               all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)                              all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v)                                 the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV.
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1                             Right to Acquire Limited Partner Interests.

(a)                                 Notwithstanding any other provision of this Agreement, except Section 5.12(b)(vii), if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.12(b)(vii)) of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)                                 If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date.  Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice.  On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).

(c)           In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI.
GENERAL PROVISIONS

Section 16.1          Addresses and Notices; Written Communications.

(a)           Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below.  Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.  Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners.  Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)           The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2          Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4          Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5          Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6          Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7          Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8          Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Sections 10.1(a) or (b) without execution hereof.

Section 16.9          Applicable Law; Forum, Venue and Jurisdiction.

(a)           This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)           The Partnership, each Partner, each Record Holder, each other Person who acquires any legal or beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”):

(i)            irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Partnership Interest (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 16.9, (B) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, the Limited Partners or the General Partner, (D) any provision of the Delaware Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction;

(ii)           irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)          irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)          expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)           consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)          irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (viii) agrees that if a Dispute that would be subject to this Section 16.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 16.9.

Section 16.10       Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11       Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12       Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

GENERAL PARTNER:

USA COMPRESSION GP, LLC

By:	/s/ Matthew C. Liuzzi
Name:	Matthew C. Liuzzi
Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to Second Amended and Restated Agreement of Limited Partnership

EXHIBIT A
to the Second Amended and Restated
Agreement of Limited Partnership of
USA Compression Partners, LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
USA Compression Partners, LP

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                 (the “Holder”) is the registered owner of                 Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.  The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement.  Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 100 Congress Avenue, Suite 450, Austin, Texas 78701.  Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES.  THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.  This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	USA Compression Partners, LP

Countersigned and Registered by:	By:	USA Compression GP, LLC

[ ]	By:
As Transfer Agent and Registrar	Name:
	Title:	Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT
TEN ENT — as tenants by the entireties	Custodian
JT TEN — as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
USA COMPRESSION PARTNERS, LP

FOR VALUE RECEIVED,                        hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

           Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                 as its attorney-in-fact with full power of substitution to transfer the same on the books of USA Compression Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, (Signature) SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B

to the Second Amended and Restated
Agreement of Limited Partnership of
USA Compression Partners, LP

Restrictions on Transfer of Series A Preferred Units

THE SERIES A PREFERRED UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SERIES A PREFERRED UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO USA COMPRESSION PARTNERS, LP THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4.5, 4.7 AND 5.12(b)(viii) OF AND ELSEWHERE IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME (THE “PARTNERSHIP AGREEMENT”) AND THE VOTING RESTRICTIONS SET FORTH IN THE DEFINITION OF THE DEFINED TERM “OUTSTANDING” IN THE PARTNERSHIP AGREEMENT.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO (I) AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (II) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS OF USA COMPRESSION PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF).

B-1